Exhibit 99.3

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Note: The information contained in this Item has been updated, as applicable, to present the operating results of certain pay-per-click assets sold in July 2013 as discontinued operations and revise the segment reporting to reflect the change in segment performance measures for all periods presented as reported in Marchex’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Marchex, Inc.:

We have audited the accompanying consolidated balance sheets of Marchex, Inc. and subsidiaries as of December 31, 2011 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marchex, Inc. and subsidiaries as of December 31, 2011 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington

March 12, 2013, except for Notes 1, 5, 6, 13 and 14, which date is December 16, 2013

MARCHEX, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share amounts)

	As of December 31,
	2011	2012
Assets
Current assets:
Cash and cash equivalents	$37,443	$15,930
Accounts receivable, net	30,635	25,988
Prepaid expenses and other current assets	3,614	2,667
Refundable taxes	193	264
Deferred tax assets	2,753	830

Total current assets	74,638	45,679
Property and equipment, net	6,187	6,005
Deferred tax assets	46,310	27,677
Intangible and other assets, net	2,191	611
Goodwill	82,644	65,815
Intangible assets from acquisitions, net	8,088	3,360

Total assets	$220,058	$149,147

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,896	$12,378
Accrued expenses and other current liabilities	8,430	9,609
Deferred acquisition payments	35,214	—
Deferred revenue	1,930	2,009

Total current liabilities	58,470	23,996
Other non-current liabilities	2,580	2,216

Total liabilities	61,050	26,212
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value. Authorized 137,500 shares;
Class A: 12,500 shares authorized; 9,894 and 9,632 shares issued and outstanding, respectively, at December 31, 2011; 9,832 and 9,570 shares issued and outstanding, respectively, at December 31, 2012	99	98
Class B: 125,000 shares authorized; 28,074 and 27,917 shares issued and outstanding, respectively, at December 31, 2011, including 3,995 of restricted stock at December 31, 2011; and 28,380 and 27,978 shares issued and outstanding, respectively, at December 31, 2012, including 2,433 restricted stock at December 31, 2012	281	284
Treasury stock: 157 and 402 shares of Class B stock at December 31, 2011 and 2012, respectively	(1,067)	(13)
Additional paid-in capital	297,465	295,532
Accumulated deficit	(137,770)	(172,966)

Total stockholders’ equity	159,008	122,935

Total liabilities and stockholders’ equity	$220,058	$149,147

See accompanying notes to consolidated financial statements.

MARCHEX, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Years ended December 31,
	2010	2011	2012
Revenue	$85,828	$138,726	$132,794
Expenses:
Service costs (1)	48,562	75,433	75,920
Sales and marketing (1)	11,797	14,389	13,057
Product development (1)	16,746	22,603	23,200
General and administrative (1)	17,314	22,653	22,838
Amortization of intangible assets from acquisitions (2)	2,729	5,455	4,728
Acquisition and separation related costs	—	1,890	753

Total operating expenses	97,148	142,423	140,496
Impairment of goodwill	—	—	(15,837)
Gain on sales and disposals of intangible assets, net	6,772	9,421	6,296

Income (loss) from operations	(4,548)	5,724	(17,243)
Other income (expense):
Interest income	76	141	14
Interest and line of credit expense	(107)	(604)	(438)
Other	160	5	(25)

Total other income (expense)	129	(458)	(449)

Income (loss) from continuing operations before provision for income taxes	(4,419)	5,266	(17,692)
Income tax expense (benefit)	(904)	2,511	16,566

Net income (loss) from continuing operations	(3,515)	2,755	(34,258)
Income (loss) from discontinued operations, net of tax	472	204	(938)

Net income (loss)	(3,043)	2,959	(35,196)
Dividends paid to participating securities	(199)	(259)	(657)

Net income (loss) applicable to common stockholders	$(3,242)	$2,700	$(35,853)

Basic and diluted net income (loss) per Class A share applicable to common stockholders:
Continuing operations	$(0.11)	$0.07	$(1.03)
Discontinued operations, net of tax	$0.01	$0.01	$(0.03)

Basic and diluted net income (loss) per Class A share applicable to common stockholders	$(0.10)	$0.08	$(1.06)
Basic and diluted net income (loss) per Class B share applicable to common stockholders:
Continuing operations	$(0.11)	$0.07	$(1.02)
Discontinued operations, net of tax	$0.01	$0.01	$(0.03)

Basic and diluted net income (loss) per Class B share applicable to common stockholders	$(0.10)	$0.08	$(1.05)
Dividends paid per share	$0.08	$0.08	$0.25
Shares used to calculate basic net income (loss) per share:
Class A	10,661	9,928	9,574
Class B	21,993	23,358	24,412
Shares used to calculate diluted net income (loss) per share:
Class A	10,661	9,928	9,574
Class B	32,654	35,318	33,986

(1) Excludes amortization of intangible assets from acquisitions.
(2) Components of amortization of intangible assets from acquisitions:
Service costs	$2,729	$4,515	$3,484
Sales and marketing	—	897	1,228
General and administrative	—	43	16

Total	$2,729	$5,455	$4,728

See accompanying notes to consolidated financial statements.

MARCHEX, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(in thousands)

	Class A		Class B				Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	common stock		common stock		Treasury stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2009	10,869	$111	25,194	$252	(695)	$(3,205)	$281,953	$(137,686)	$141,425

Issuance of common stock upon exercise of stock options	—	—	82	1	—	—	371	—	372
Income tax shortfall of option exercises and restricted stock vesting, net	—	—	—	—	—	—	(537)	—	(537)
Issuance of common stock under employee stock purchase plan	—	—	3	—	—	—	17	—	17
Issuance of restricted stock to employees	—	—	1,358	14	—	—	—	—	14
Repurchase of Class B common stock	—	—	—	—	(1,234)	(6,534)	—	—	(6,534)
Conversion of Class A common stock to Class B common stock	(631)	(6)	631	6	—	—	—	—	—
Repurchase of unvested restricted stock	—	—	—	—	(82)	(1)	—	—	(1)
Stock compensation from options and restricted stock, net of estimated forfeitures	—	—	—	—	—	—	10,795	—	10,795
Retirement of treasury stock	—	—	(1,788)	(18)	1,788	8,380	(8,362)	—	—
Net loss	—	—	—	—	—	—	—	(3,043)	(3,043)
Common stock cash dividends	—	—	—	—	—	—	(2,816)	—	(2,816)

Balances at December 31, 2010	10,238	$105	25,480	$255	(223)	$(1,360)	$281,421	$(140,729)	$139,692

Issuance of common stock upon exercise of stock options	—	—	411	4	—	—	1,753	—	1,757
Income tax shortfall of option exercises and restricted stock vesting, net	—	—	—	—	—	—	913	—	913
Issuance of common stock under employee stock purchase plan	—	—	4	—	—	—	26	—	26
Issuance of common stock in connection with acquisition	—	—	1,019	10	—	—	7,593	—	7,603
Issuance of restricted stock to employees	—	—	1,103	11	—	—	—	—	11
Issuance of restricted stock to employees as part of acquisitions	—	—	462	5	—	—	—	—	5
Repurchase of Class B common stock	—	—	—	—	(883)	(6,159)	—	—	(6,159)
Conversion of Class A common stock to Class B common stock	(606)	(6)	606	6	—	—	—	—	—
Repurchase of unvested restricted stock	—	—	—	—	(62)	(1)	—	—	(1)
Stock compensation from options and restricted stock, net of estimated forfeitures	—	—	—	—	—	—	15,140	—	15,140
Retirement of treasury stock	—	—	(1,011)	(10)	1,011	6,453	(6,443)	—	—
Net income	—	—	—	—	—	—	—	2,959	2,959
Common stock cash dividends	—	—	—	—	—	—	(2,938)	—	(2,938)

Balances at December 31, 2011	9,632	$99	28,074	$281	(157)	$(1,067)	$297,465	$(137,770)	$159,008

Issuance of common stock upon exercise of stock options	—	—	6	—	—	—	27	—	27
Income tax shortfall of option exercises and restricted stock vesting, net	—	—	—	—	—	—	(4,006)	—	(4,006)
Issuance of common stock under employee stock purchase plan	—	—	10	—	—	—	36	—	36
Issuance of restricted stock to employees	—	—	1,484	15	—	—	—	—	15
Tax withholding related to restricted stock awards	—	—	(7)	—	(384)	(4)	(1,607)	—	(1,611)
Repurchase of Class B common stock	—	—	—	—	(387)	(1,651)	—	—	(1,651)
Conversion of Class A common stock to Class B common stock	(62)	(1)	62	1	—	—	—	—	—
Repurchase of unvested restricted stock	—	—	—	—	(723)	(7)	—	—	(7)
Stock compensation from options and restricted stock, net of estimated forfeitures	—	—	—	—	—	—	15,696	—	15,696
Retirement of treasury stock	—	—	(1,249)	(13)	1,249	2,716	(2,703)	—	—
Net loss	—	—	—	—	—	—	—	(35,196)	(35,196)
Common stock cash dividends	—	—	—	—	—	—	(9,376)	—	(9,376)

Balances at December 31, 2012	9,570	$98	28,380	$284	(402)	$(13)	$295,532	$(172,966)	$122,935

See accompanying notes to consolidated financial statements.

MARCHEX, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Years ended December 31,
	2010	2011	2012
Cash flows from operating activities:
Net income (loss)	$(3,043)	$2,959	$(35,196)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization and depreciation	7,694	9,473	8,457
Accretion of interest expense	—	519	362
Acquisition related costs	—	372	(132)
Leasehold improvement incentive	779	204	—
Impairment of goodwill	—	—	16,739
Gain on sales of fixed assets, net	(2)	(4)	—
Gain on sales and disposals of intangible assets, net	(6,772)	(9,421)	(6,296)
Allowance for doubtful accounts and advertiser credits	1,348	1,203	1,780
Stock-based compensation	10,832	15,143	15,696
Deferred income taxes	2,004	1,895	16,586
Excess tax benefit related to stock-based compensation	(36)	(1,032)	(308)
Change in certain assets and liabilities, net of acquisition:
Accounts receivable, net	(6,778)	(6,965)	2,948
Refundable taxes, net	1,631	4,006	(100)
Prepaid expenses and other current assets	(988)	(1,618)	1,884
Accounts payable	2,486	(1,542)	(550)
Accrued expenses and other current liabilities	(320)	1,195	(1,704)
Deferred revenue	(307)	210	79
Other non-current liabilities	860	185	(344)

Net cash provided by operating activities	9,388	16,782	19,901
Cash flows from investing activities:
Purchases of property and equipment	(3,441)	(3,971)	(2,879)
Cash paid for acquisitions, net of cash acquired	—	(15,801)	—
Proceeds from sales of property and equipment	1	9	—
Proceeds from sales of intangible assets	6,779	9,474	6,319
Purchases of intangibles and changes in other non-current assets	(116)	(103)	(120)

Net cash provided by (used in) investing activities	3,223	(10,392)	3,320
Cash flows from financing activities:
Capital lease obligation principal payments	(6)	—	—
Excess tax benefit related to stock options	36	1,032	308
Tax withholding related to restricted stock awards	—	—	(226)
Repurchase of Class B common stock for treasury stock	(6,534)	(6,159)	(1,651)
Common stock dividends payments	(2,816)	(2,938)	(9,376)
Proceeds from exercises of stock options	372	1,754	27
Proceeds from issuance of restricted stock to employees, net of repurchases of forfeited unvested restricted stock	10	10	8
Deferred acquisition payments	—	—	(33,860)
Proceeds from employee stock purchase plan	17	26	36

Net cash used in financing activities	(8,921)	(6,275)	(44,734)

Net increase (decrease) in cash and cash equivalents	3,690	115	(21,513)
Cash and cash equivalents at beginning of period	33,638	37,328	37,443

Cash and cash equivalents at end of period	$37,328	$37,443	$15,930

Supplemental disclosure of cash flow information:
Cash received during the period for income taxes, net of payments	(4,336)	(2,994)	117
Cash paid during the period for interest accretion on deferred payment	—	—	881
Cash paid (received) during the period for interest, net	77	(63)	(62)
Supplemental disclosure of non-cash investing and financing activities:
Fair value of Class B common stock issued in connection with acquisition	—	7,603	—
Deferred payments related to acquisition	—	34,695	835
Property and equipment acquired in accounts payable and accrued expenses	54	121	239
Tax withholding related to restricted stock awards in accrued expenses	—	—	1,384
Leasehold improvement incentive recorded in other current assets and other non-current liabilities	211	—	—

See accompanying notes to consolidated financial statements

MARCHEX, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Description of Business and Summary of Significant Accounting Policies and Practices

(a) Description of Business and Basis of Presentation

Marchex, Inc. (the “Company”) was incorporated in the state of Delaware on January 17, 2003. The Company is a mobile performance advertising company that delivers consumer calls to businesses and analyzes those calls. The Company also provides performance-based online advertising that connects advertisers with consumers across its proprietary network of owned web sites as well as third party web sites.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Acquisitions are included in the Company’s consolidated financial statements as of and from the date of acquisition. The Company’s purchase accounting resulted in all assets and liabilities of acquired businesses being recorded at their estimated fair values on the acquisition dates. All inter-company transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to the consolidated financial statements in the periods presented to conform to the current presentation in 2013 primarily related to discontinued operations (see Note 14. Discontinued Operations) and segment reporting (see Note 13. Segment Reporting and Geographic Information).

Acquisition

On April 7, 2011, the Company acquired 100% of the stock of Jingle Networks, Inc. (“Jingle”), a provider of mobile voice search performance advertising and technology solutions in North America. See Note 9 for further discussion.

Proposed Separation

On November 1, 2012, the Company announced that its board of directors has authorized the Company to pursue the separation of its business into two distinct publicly traded entities. The separation is expected to be a tax-free pro rata distribution in which the Company’s existing shareholders would hold interests in: (1) Marchex, a mobile advertising company focused on calls, and (2) Archeo, Inc. (“Archeo”), a domain and advertising marketplace. Completion of the proposed separation is subject to certain conditions, including final approval by the Company’s board of directors, receipt of regulatory approvals, favorable tax rulings and/or opinions regarding the tax-free nature of the transaction to the Company and to its shareholders, further due diligence as appropriate, and the filing and effectiveness of appropriate filings with the Securities and Exchange Commission. See Note 13. Segment Reporting and Geographic Information for updates to the proposed separation.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of money market funds.

(c) Fair Value of Financial Instruments

The Company had the following financial instruments as of December 31, 2011 and 2012: cash and cash equivalents, accounts receivable, refundable taxes, accounts payable and accrued liabilities. The carrying value of cash and cash equivalents, accounts receivable, refundable taxes, accounts payable and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature.

(d) Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable balances are presented net of allowance for doubtful accounts and allowance for advertiser credits.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company determines the allowance based on analysis of historical bad debts, advertiser concentrations, advertiser credit-worthiness and current economic trends. Past due balances over 90 days and specific other balances are reviewed individually for collectibility. The Company reviews the allowance for collectibility quarterly. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

The allowance for doubtful account activity for the periods indicated is as follows (in thousands):

	Balance at beginning of period	Charged to costs and expenses	Write-offs, net of recoveries	Balance at end of period
December 31, 2010	$467	$343	$353	$457
December 31, 2011	457	453	117	793
December 31, 2012	793	594	810	577

Allowance for Advertiser Credits

The allowance for advertiser credits is the Company’s best estimate of the amount of expected future reductions in advertisers’ payment obligations related to delivered services. The Company determines the allowance for advertiser credits and adjustments based on analysis of historical credits.

The allowance for advertiser credits activity for the periods indicated is as follows (in thousands):

	Balance at beginning of period	Additions charged against revenue	Credits processed	Balance at end of period
December 31, 2010	$464	$1,005	$830	$639
December 31, 2011	639	690	856	473
December 31, 2012	473	1,186	1,074	585

(e) Property and Equipment

Property and equipment are stated at cost. Depreciation on computers and other related equipment, purchased and internally developed software, and furniture and fixtures is calculated on the straight-line method over the estimated useful lives of the assets, generally averaging three years. Leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful lives of the assets ranging from three to eight years.

(f) Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed in business combinations accounted for under the purchase method.

The Company applies the provisions of FASB ASC 350 “Goodwill and Intangible Assets”. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB ASC 350. FASB ASC 350 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB ASC 360.

(g) Impairment or Disposal of Long-Lived Assets

The Company reviews its long-lived assets for impairment in accordance with FASB ASC 360 whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds fair value. Assets to be disposed of would be separately presented on the balance sheet and reported at the lower of their carrying amount or fair value less costs to sell, and no longer depreciated.

(h) Revenue Recognition

The following table presents our revenues, by revenue source, for the periods presented (in thousands):

	Years ended December 31,
	2010	2011	2012
Partner and Other Revenue Sources	$59,799	$118,210	$121,904
Proprietary Web site Traffic Sources	26,029	20,516	10,890

Total Revenue	$85,828	$138,726	$132,794

The Company’s partner network revenues are primarily generated using third party distribution networks to deliver advertisers’ listings. The distribution network includes mobile and online search engines and applications, directories, destination sites, shopping engines, third party Internet domains or web sites, other targeted Web-based content, mobile carriers and other offline sources. The Company generates revenue upon delivery of qualified and reported phone calls or click-throughs to our advertisers or to advertising services providers’ listings. The Company pays a revenue share to the distribution partners to access their mobile, online, offline and other user traffic. Other revenues include the Company’s call provisioning and call tracking services, presence management services, and campaign management services.

The Company’s proprietary web site traffic revenues are generated from the Company’s portfolio of owned web sites which are monetized with pay-for-call or pay-per-click listings that are relevant to the web sites, as well as other forms of advertising, including banner advertising and sponsorships. When an online user navigates to one of the Company’s owned and operated web sites and calls or clicks on a particular listing or completes the specified action, the Company receives a fee.

The Company’s primary sources of revenue are the performance-based advertising services, which include digital call advertising, pay-per-click services, and cost-per-action services. These primary sources amounted to greater than 77% of revenue for the years ended December 31, 2010, 2011 and 2012. The secondary sources of revenue are the Local Leads platform which enables partner resellers to sell call adverting and/or search marketing products and campaign management services. These secondary sources amounted to less than 23% of revenue for the years ended December 31, 2010, 2011 and 2012. The Company has no barter transactions.

The Company recognizes revenue upon the completion of its performance obligation, provided that: (1) evidence of an arrangement exists; (2) the arrangement fee is fixed and determinable; and (3) collection is reasonably assured.

In certain cases, the Company records revenue based on available and reported preliminary information from third parties. Collection on the related receivables may vary from reported information based upon third party refinement of the estimated and reported amounts owing that occurs subsequent to period ends.

In providing call advertising services and pay-per-click advertising, the Company generates revenue upon delivery of qualified and reported phone calls or click-throughs to advertisers or advertising service providers’ listings. These advertisers and advertising service providers pay the Company a designated transaction fee for each phone call or click-through, which occurs when an online user makes a phone call or clicks on any of their advertisement listings after it has been placed by the Company or by the Company’s distribution partners. Each phone call or click-through on an advertisement listing represents a completed transaction. The advertisement listings are displayed within the Company’s distribution network, which includes mobile and online search engines and applications, directories, destination sites, shopping engines, third party Internet domains or web sites, the Company’s portfolio of owned web sites and other targeted Web-based content and offline sources. The Company also generates revenue from cost-per-action services, which occurs when the online user is redirected from one of the Company’s web sites or a third party web site in our distribution network to an advertiser web site and completes the specified action.

The Company generates revenue from reseller partners and publishers utilizing the Company’s Local Leads platform to sell call advertising and/or search marketing products. The Company is paid account fees and also agency fees for the Company’s products in the form of a percentage of the cost of every call or click delivered to advertisers. The reseller partners or publishers engage the advertisers and are the primary obligor, and the Company, in certain instances, is only financially liable to the publishers in the Company’s capacity as a collection agency for the amount collected from the advertisers. The Company recognizes revenue for these fees under the net revenue recognition method. In limited arrangements resellers pay the Company a fee for fulfilling an advertiser’s campaign in its distribution network and the Company acts as the primary obligor. The Company recognizes revenue for these fees under the gross revenue recognition method.

In providing pay-per-click contextual targeting services, advertisers purchase keywords or keyword strings, based on an amount they choose for a targeted placement on vertically-focused web sites or specific pages of a web site that are specific to their products or services and their marketing objectives. The contextual results distributed by our services are prioritized for users by the amount the advertiser is willing to pay each time a user clicks on the advertisement and the relevance of the advertisement, which is dictated by historical click-through rates. Advertisers pay the Company when a click-through occurs on their advertisement.

Advertisers pay the Company additional fees for services such as campaign management. Advertisers generally pay the Company on a click-through basis, although in certain cases the Company receives a fixed fee for delivery of these services. In some cases we also deliver banner campaigns for select advertisers. Banner advertising revenue may be based on a fixed fee per click and is generated and recognized on click-through activity. In other cases, banner payment terms are volume-based with revenue generated and recognized when impressions are delivered.

The Company enters into agreements with various distribution partners to provide distribution for pay-for-call and pay-per-click advertisement listings which contain call tracking numbers and/or URL strings of our advertisers. The Company generally pays distribution partners based on a percentage of revenue or a fixed amount per phone call or click-through on these listings. The Company acts as the primary obligor with the advertiser for revenue call or click-through transactions and is responsible for the fulfillment of services.

In accordance with FASB ASC 605, the revenue derived from advertisers is reported gross based upon the amounts received from the advertiser. The Company also recognizes revenue for certain agency contracts with advertisers under the net revenue recognition method. Under these specific agreements, the Company purchases listings on behalf of advertisers from mobile sources, search engines and applications, directories, other Web-based content providers and offline sources. The Company is paid account fees and also agency fees based on the total amount of the purchase made on behalf of these advertisers. Under these agreements, the advertisers are primarily responsible for choosing the publisher and determining pricing, and the Company, in certain instances, is only financially liable to the publisher for the amount collected from our advertisers. This creates a sequential liability for media purchases made on behalf of advertisers. In certain instances, the web publishers engage the advertisers directly and the Company is paid an agency fee based on the total amount of the purchase made by the advertiser. In limited arrangements resellers pay us a fee for fulfilling an advertiser’s campaign in our distribution network and we act as the primary obligor. We recognize revenue for these fees under the gross revenue recognition method.

The Company applies FASB ASC 605 to account for revenue arrangements with multiple deliverables. FASB ASC 605 addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue-generating activities. When an arrangement involves multiple elements, the entire fee from the arrangement is allocated to each respective element based on its relative fair value and recognized when the revenue recognition criteria, as described above, for each element are met. Fair value for each element is established based on the sales price charged when the same element is sold separately.

(j) Service Costs

The largest component of the Company’s service costs consist of user acquisition costs that relate primarily to payments made to distribution partners for access to their mobile, online, and offline user traffic. The Company enters into agreements of varying durations with distribution partners that integrate the Company’s services into their web sites and indexes. The primary payment structure of the distribution partner agreements is a variable payment based on a specified percentage of revenue. These variable payments are often subject to minimum payment amounts per phone call or click-through. Other payment structures that to a lesser degree exist include: 1) fixed payments, based on a guaranteed minimum amount of usage delivered, 2) variable payments based on a specified metric, such as number of paid click-throughs, and 3) a combination arrangement with both fixed and variable amounts that may be paid in advance.

The Company expenses user acquisition costs based on whether the agreement provides for fixed or variable payments. Agreements with fixed payments with minimum guaranteed amounts of usage are expensed as the greater of the pro-rata amount over the term of arrangement or the actual usage delivered to date based on the contractual revenue share. Agreements with variable payments based on a percentage of revenue, number of paid phone calls or click-throughs or other metrics are expensed as incurred based on the volume of the underlying activity or revenue multiplied by the agreed-upon price or rate.

Service costs also include network operations and customer service costs that consist primarily of costs associated with providing performance-based advertising and search marketing services, maintaining the Company’s web sites, credit card processing fees, network costs and fees paid to outside service providers that provide the Company’s paid listings and customer services. Customer service and other costs associated with serving the Company’s search results and maintaining the Company’s web sites include depreciation of web sites, network equipment and internally developed software, colocation charges of the Company’s network web site equipment, bandwidth, software license fees, salaries of related personnel, stock-based compensation and amortization of intangible assets. Other service costs include license fees, the amortization of the purchase cost of domain names, the costs incurred for the renewal of the domain name registration and telecommunication costs, including the use of telephone numbers for providing call-based advertising services.

(k) Advertising Expenses

Advertising costs are expensed as incurred and include Internet-based advertising, sponsorships, and trade shows. Such costs are included in sales and marketing. The amounts for online and related outside marketing activities were approximately $3.7 million, $3.2 million and $1.8 million for the years ended December 31, 2010, 2011 and 2012, respectively.

(l) Other Intangible Assets and Product Development

The Company capitalizes costs incurred to acquire domain names or URLs, which include the initial registration fees, and amortizes the costs over the expected useful life of the domain names on a straight-line basis. The expected useful lives range from 12 to 84 months. In order to maintain the rights to each domain name acquired, the Company pays periodic registration fees, which generally cover a minimum period of 12 months. The Company records registration renewal fees of domain name intangible assets as a prepaid expense and recognizes the cost over the renewal period. Product development costs consist primarily of expenses incurred by the Company in the research and development, creation, and enhancement of the Company’s Internet sites and services. Research and development costs are expensed as incurred and include compensation and related expenses, costs of computer hardware and software, and costs incurred in developing features and functionality of the services. For the periods presented, substantially all of the product development expenses are research and development.

Product development costs are expensed as incurred or capitalized into property and equipment in accordance with FASB ASC 350. FASB ASC 350 requires that cost incurred in the preliminary project and post-implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized.

(m) Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in results of operations in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

(n) Stock-Based Compensation

The Company measures stock-based compensation cost at the grant date based on the fair value of the award and recognize it as expense, net of estimated forfeitures, over the vesting or service period, as applicable, of the stock award using the straight-line method.

(o) Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company has used estimates related to several financial statement amounts, including revenues, allowance for doubtful accounts, allowance for advertiser credits, useful lives for property and equipment, intangible assets, the fair-value of the Company’s common stock and stock option awards, the impairment of goodwill and intangible assets and a valuation allowance for deferred tax assets. Actual results could differ from those estimates.

In certain cases, the Company records revenue based on available and reported preliminary information from third parties. Collection on the related receivables may vary from reported information based upon third party refinement of the estimated and reported amounts owing that occurs subsequent to period ends.

(p) Concentrations

The Company maintains substantially all of its cash and cash equivalents with one financial institution and are all considered at Level 1 fair value with observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

A significant majority of the Company’s revenue earned from advertisers is generated through arrangements with distribution partners. The Company may not be successful in renewing any of these agreements, or if they are renewed, they may not be on terms as favorable as current arrangements. The Company may not be successful in entering into agreements with new distribution partners or advertisers on commercially acceptable terms. In addition, several of these distribution partners or advertisers may be considered potential competitors.

There were no distribution partners representing more than 10% of consolidated revenue for the years ended December 31, 2010, 2011 and 2012.

The advertisers representing more than 10% of consolidated revenue are as follows (in percentages):

	Years ended December 31,
	2010	2011	2012
Advertiser A	26%	32%	28%

Advertiser A is also a distribution partner.

The outstanding receivable balance for each advertiser representing more than 10% of consolidated accounts receivable is as follows (in percentages):

	At December 31,
	2011		2012
Advertiser A	37%		36%
Advertiser B		*	11%

*	Less than 10% of accounts receivable.

(q) Net Income (Loss) Per Share

The Company computes net income (loss) per share of Class A and Class B common stock using the two class method. Under the provisions of the two class method, basic net income (loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per share is computed by dividing net income (loss) applicable to common stockholder by the weighted average number of common and dilutive common equivalent shares outstanding during the period. The computation of the diluted net income (loss) per share of Class B common stock assumes the conversion of Class A common stock to Class B common stock, while the diluted net income (loss) per share of Class A common stock does not assume the conversion of those shares.

In accordance with the two class method, the undistributed earnings (losses) for each year are allocated based on the contractual participation rights of the Class A and Class B common shares and the restricted shares as if the earnings for the year had been distributed. Considering the terms of the Company’s charter which provides that, if and when dividends are declared on our common stock in accordance with Delaware General Corporation Law, equivalent dividends shall be paid with respect to the shares of Class A common stock and Class B common stock and that both classes of common stock have identical dividend rights and would share equally in the Company’s net assets in the event of liquidation, the Company has allocated undistributed earnings (losses) on a proportionate basis. Additionally, the Company has paid dividends equally to both classes of common stock and the unvested restricted shares since it initiated a quarterly cash dividend in November 2006.

Instruments granted in unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities prior to vesting. As such, the Company’s restricted stock awards are considered participating securities for purposes of calculating earnings per share. Under the two class method, dividends paid on unvested restricted stock are allocated to these participating securities and therefore impacts the calculation of amounts allocated to common stock.

The following table calculates net income (loss) to net income (loss) applicable to common stockholders used to compute basic net income (loss) per share for the periods ended (in thousands, except per share amounts):

	Twelve months ended December 31,
	2010		2011		2012
	Class A	Class B	Class A	Class B	Class A	Class B
Basic net income (loss) per share:
Numerator:
Net income (loss) from continuing operations	$(1,212)	$(2,303)	$744	$2,011	$(9,900)	$(24,358)
Dividends paid to participating securities	—	(199)	—	(259)	—	(657)

Net income (loss) from continuing operations applicable to common stockholders	$(1,212)	$(2,502)	$744	$1,752	$(9,900)	$(25,015)
Discontinued operations, net of tax	154	318	55	149	(264)	(674)

Net income (loss) applicable to common stockholders	$(1,058)	$(2,184)	$799	$1,901	$(10,164)	$(25,689)

Denominator:
Weighted average number of shares outstanding used to calculate basic net income (loss) per share	10,661	21,993	9,928	23,358	9,574	24,412

Basic net income (loss) per share:
Net income (loss) from continuing operations applicable to common stockholders	$(0.11)	$(0.11)	$0.07	$0.07	$(1.03)	$(1.02)
Discontinued operations, net of tax	0.01	0.01	0.01	0.01	(0.03)	(0.03)

Basic net income (loss) per share applicable to common stockholders	$(0.10)	$(0.10)	$0.08	$0.08	$(1.06)	$(1.05)

The following table calculates net income (loss) to diluted net income (loss) applicable to common stockholders used to compute diluted net income (loss) per share for the periods ended (in thousands, except per share amounts):

	Twelve months ended December 31,
	2010		2011		2012
	Class A	Class B	Class A	Class B	Class A	Class B
Diluted net income (loss) per share:
Numerator:
Net income (loss) from continuing operations	$(1,212)	$(2,303)	$745	$2,010	$(9,900)	$(24,358)
Dividends paid to participating securities	—	(199)	—	(259)	—	(657)
Reallocation of net income (loss) for Class A shares as a result of conversion of Class A to Class B shares	—	(1,212)	—	745	—	(9,900)

Net income (loss) from continuing operations applicable to common stockholders	$(1,212)	$(3,714)	$745	$2,496	$(9,900)	$(34,915)
Discontinued operations, net of tax	154	318	54	150	264	(674)
Reallocation of discontinued operations for Class A shares as a result of conversion of Class A to Class B share	—	154	—	54	—	(264)

Diluted discontinued operations, net of tax	$154	$472	$54	$204	$(264)	$(938)

Net income (loss) applicable to common stockholders	$(1,058)	$(3,242)	$799	$2,700	$(10,164)	$(35,853)

Weighted average number of shares outstanding used to calculate basic net income (loss) per share	10,661	21,993	9,928	23,358	9,574	24,412
Weighted average stock options and common shares subject to repurchase or cancellation	—	—	—	2,032	—	—
Conversion of Class A to Class B common shares outstanding	—	10,661	—	9,928	—	9,574

Weighted average number of shares outstanding used to calculate diluted net income (loss) per share	10,661	32,654	9,928	35,318	9,574	33,986

Diluted net income (loss) per share:
Net income (loss) from continuing operations applicable to common stockholders	$(0.11)	$(0.11)	$0.07	$0.07	$(1.03)	$(1.02)
Discontinued operations, net of tax	0.01	0.01	0.01	0.01	(0.03)	(0.03)

Diluted net income (loss) per share applicable to common stockholders	$(0.10)	$(0.10)	$0.08	$0.08	$(1.06)	$(1.05)

The computation of diluted net income (loss) per share excludes the following because their effect would be anti-dilutive (in thousands):

•	For the years ended December 31, 2010, 2011 and 2012, outstanding options to acquire 6,411, 4,792, and 7,029 shares, respectively, of Class B common stock.

•	For the years ended December 31, 2010, 2011, and 2012, 3,214, 134 and 2,433 shares, respectively, of unvested Class B restricted common shares issued to employees and in connection with acquisitions. These shares were for future services that vest over periods ranging from two to six years.

•	For the year ended December 31, 2011 and 2012, 153 and 131 restricted stock units with vesting based on meeting certain service and market conditions, respectively.

•	For the year ended December 31, 2011, 5,987 shares of Class B common stock that may be issued in lieu of cash for the deferred payments related to the acquisition of Jingle using the “if converted” method. See Note 9 for further discussion.

(r) Guarantees

FASB ASC 460 provides accounting guidance surrounding liability recognition and disclosure requirements related to guarantees. In the ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope of FASB ASC 460 except for standard indemnification provisions that are contained within many of the Company’s advertiser and distribution partner agreements, and give rise only to the disclosure requirements prescribed by FASB ASC 460.

In certain agreements, the Company has agreed to indemnification provisions of varying scope and terms with advertisers, vendors and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of agreements or representations and warranties made by the Company, services to be provided by the Company and intellectual property infringement claims made by third parties. As a result of these provisions, the Company may from time to time provide certain levels of financial support to contract parties to seek to minimize the impact of any associated litigation in which they may be involved. To date, there have been no known events or circumstances that have resulted in any material costs related to these indemnification provisions and no liabilities therefore have been recorded in the accompanying consolidated financial statements. However, the maximum potential amount of the future payments we could be required to make under these indemnification provisions could be material.

(s) Deferred Acquisition Payment

The Company’s deferred acquisition payments represent consideration payable related to a business combination, which may be paid in either cash or shares of the Company’s Series B common stock at the Company’s discretion. Any deferred acquisition payments settled in common stock will be increased by 5%. The deferred acquisition payments were originally recognized at fair value at the date of the business combination and are recorded as liabilities on the balance sheet. Interest expense on the principal amounts due is accreted each period using the effective interest rate method. Both deferred acquisition payments were paid in cash in April 2012 and October 2012.

(t) Recently Issued Accounting Standards

In July 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2012-02, Intangibles—Goodwill and Other (Topic 350)—Testing Indefinite-Lived Intangible Assets for Impairment (ASU 2012-02), to allow entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU 2012-02 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset with its carrying value. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 and early adoption is permitted. The Company is currently evaluating the impact of the adoption of ASU 2012-02 on the consolidated financial statements.

(2) Property and Equipment

Property and equipment consisted of the following (in thousands):

	Years ended December 31,
	2011 (1)	2012 (1)
Computer and other related equipment	$13,671	$15,842
Purchased and internally developed software	6,667	7,452
Furniture and fixtures	1,229	1,242
Leasehold improvements	1,805	1,809

	$23,372	$26,345
Less: accumulated depreciation and amortization	(17,185)	(20,340)

Property and equipment, net	$6,187	$6,005

(1)	Includes the original cost and accumulated depreciation of fully-depreciated fixed assets which were $13.3 million and $15.8 million at December 31, 2011 and 2012, respectively.

The Company has capitalized certain costs of internally developed software for internal use. The estimated useful life of costs capitalized is evaluated for each specific project. Amortization begins in the period in which the software is ready for its intended use. The Company has not capitalized any internally developed software costs during 2010, 2011 and 2012.

Depreciation and amortization expense incurred by the Company was approximately $3.0 million, $2.8 million and $3.2 million for the years ended December 31, 2010, 2011 and 2012, respectively.

(3) Credit Agreement

In April 2008, the Company entered into a credit agreement providing for a senior secured $30 million revolving credit facility (“Credit Agreement”). The Credit Agreement, as amended, matures and all outstanding borrowings are due in April 2014. Interest on outstanding balances under the Credit Agreement will accrue at LIBOR plus an applicable margin rate, as determined under the agreement and has an unused commitment fee. The Credit Agreement contains certain customary representations and warranties, financial covenants, events of default and is secured by substantially all of the assets of the Company. During the years ended December 31, 2011 and 2012, the Company had no borrowings under the Credit Agreement.

(4) Commitments

The Company has commitments for future payments related to office facilities leases and other contractual obligations. The Company leases its office facilities under operating lease agreements expiring through 2018. Certain of these lease agreements have free or escalating rent payment provisions or fund certain leasehold improvements which the Company accounts for as a lease incentive. The Company recognizes rent expense under such agreements on a straight-line basis over the lease term with any lease incentive amortized as a reduction of rent expense over the lease term. The Company also has other contractual obligations expiring over varying time periods through 2016. Other contractual obligations primarily relate to minimum contractual payments due to distribution partners and other outside service providers.

Future minimum payments are approximately as follows (in thousands):

	Facilities operating leases	Other contractual obligations	Total
2013	$2,235	$2,836	$5,071
2014	2,288	1,582	3,870
2015	2,225	639	2,864
2016	2,266	447	2,713
2017	2,333	—	2,333
2018 and after	577	—	577

Total minimum payments	$11,924	$5,504	$17,428

In December 2010, the Company entered into an amendment to the lease agreement from June 2009 for additional office space in Seattle, Washington, which commenced in December 2010 and expires in March 2018. During 2010 and 2011, the lessor paid approximately $779,000 and $204,000, respectively, towards certain leasehold improvements which the Company accounted for as a lease incentive and is amortizing as a reduction of rent expense over the lease term.

In May 2010, the Company entered into a lease agreement for office facilities in New York, New York which commenced in the second quarter of 2010 and expires in March 2018.

Rent expense incurred by the Company was approximately $1.7 million, $2.1 million and $2.0 million for the years ended December 31, 2010, 2011 and 2012, respectively.

(5) Income Taxes

The components of income (loss) from continuing operations before provision for income taxes consist of the following (in thousands):

	Years ended December 31,
	2010	2011	2012
United States	$(4,277)	$5,513	$(17,696)
Foreign	(142)	(247)	4

Income (loss) before provision for income taxes	$(4,419)	$5,266	$(17,692)

The provision (benefit) for income taxes from continuing operations for the Company consists of the following (in thousands):

	Years ended December 31,
	2010	2011	2012
Current provision (benefit)
Federal	$(2,439)	$(340)	$(69)
State	46	16	63
Foreign	—	—	2
Deferred provision (benefit)
Federal	1,988	1,884	4,139
State	—	—	—
Tax expense (benefit) of equity adjustment for stock option exercises and restricted stock vesting	(605)	824	(4,227)
Valuation allowance	—	—	16,400
Other	106	127	258

Total income tax expense (benefit)	$(904)	$2,511	$16,566

Income tax expense (benefit) from continuing operations differed from the amounts computed by applying the U.S. federal income tax rates of 34% for 2010, 2011, and 2012, respectively, to income (loss) before provision for income taxes as a result of the following (in thousands):

	Years ended December 31,
	2010	2011	2012
Income tax expense (benefit) at U.S. statutory rate	$(1,502)	$1,790	$(6,016)
State taxes, net of valuation allowance	30	42	40
Non-deductible stock compensation	731	652	589
Non-deductible goodwill impairment	—	—	3,534
Effect of rate change on deferred items	—	—	1,289
Valuation allowance	—	—	16,400
Effect of non-U.S. operations, net of valuation allowance	48	84	—
Research tax credits	(240)	(722)	(242)
Other non-deductible expenses	29	665	972

Total income tax expense (benefit)	$(904)	$2,511	$16,566

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

	As of December 31,
	2011	2012
Deferred tax assets:
Accrued liabilities not currently deductible	$1,842	$1,685
Intangible assets-excess of financial statement over tax amortization	16,461	15,333
Goodwill recognized on financial statements in excess of tax amortization	21,282	18,976
Stock-based compensation	7,809	4,834
Federal net operating losses and AMT credit carryforwards	1,480	3,519
State and city net operating loss carryforwards	4,481	5,074
Research & experimental tax credit carryforwards	1,302	1,478
Other	285	329

Gross deferred tax assets	54,942	51,228
Valuation allowance	(4,579)	(21,575)

Net deferred tax assets	50,363	29,653
Deferred tax liabilities:
Excess of tax over financial statement depreciation	1,300	1,146

Total deferred tax liabilities	1,300	1,146

Net deferred tax assets	$49,063	$28,507

The Company recorded approximately $2.0 million in federal NOL carryforwards in 2012 which will expire in 2032. The Company also has research and development credits of $1.5 million available to reduce income taxes, if any, which will expire in 2029 through 2031, if not utilized. The 2012 Taxpayer Relief Act was signed into law on January 2, 2013 which extends the research tax credit for two years to December 31, 2013 and is retroactive to January 1, 2012. As a result of the retroactive extension, the Company expects to recognize an estimated tax benefit of approximately $413,000 for qualifying amounts incurred in 2012. The tax benefit for the 2012 period will be recognized in the period the law was enacted, which is the first quarter of 2013.

The Company has recorded a deferred tax asset for stock-based compensation recorded on unexercised non-qualified stock options and certain restricted shares. The ultimate realization of this asset is dependent upon the fair value of the Company’s stock when the options are exercised, and generation of sufficient taxable income to realize the benefit of the related tax deduction.

At December 31, 2011 and 2012, the Company recorded a valuation allowance of $4.6 million and $21.6 million, respectively, against its federal, state, city and foreign net deferred tax assets, as it believes it is more likely than not that these benefits will not be realized. The change in the valuation allowance in 2012 was approximately $17.0 million.

The Company regularly reviews deferred tax assets to assess whether it is more likely than not that the deferred tax assets will be realized and, if necessary, establishes a valuation allowance for portions of such assets to reduce the carrying value. At the end of the fourth quarter of 2012, the Company recognized a partial valuation allowance of $16.4 million on its federal deferred tax assets. In assessing whether it is more likely than not that the Company’s deferred tax assets will be realized, factors considered included: historical taxable income, historical trends related to advertiser usage rates, projected revenues and expenses, macroeconomic conditions, issues facing our industry, existing contracts, our ability to project future results and any appreciation of our other assets. During the fourth quarter of 2012, the Company incurred a $15.8 million goodwill impairment loss within its Archeo operating segment due in part to lower projected revenue growth rates and profitability levels within Archeo compared to historical results.

The majority of the deferred tax assets have arisen due to deductions taken in the financial statements related to the impairment of goodwill and the amortization of intangible assets recorded in connection with various acquisitions that are tax-deductible over 15 year periods. Consequently, based on projections of future taxable income and tax planning strategies, the Company expects to be able to recover a portion of these assets. Although realization is not assured, the Company believes it is more likely than not, based on its operating performance, existing deferred tax liabilities, projections of future taxable income and tax planning strategies, that the Company’s net deferred tax assets, excluding certain state and foreign net operating loss carryforwards, will be realized. The amount of the net deferred tax assets considered realizable, however, could be reduced in the near term if the Company’s projections of future taxable income are reduced or if the Company does not perform at the levels it is projecting. This could result in increases to the valuation allowance for deferred tax assets and a corresponding increase to income tax expense of up to the entire net amount of deferred tax assets.

At December 31, 2011 and 2012, the Company has certain tax effected state, city, and foreign net operating loss (NOL) carryforwards of approximately $4.6 million and $5.1 million, respectively. The Company does not have a history of taxable income in the relevant jurisdictions and the state, city, and foreign net operating loss carryforwards will more likely than not expire unutilized. Therefore, the Company has recorded a 100% valuation allowance on the state, city, and foreign net operating loss carryforwards as of December 31, 2011 and 2012.

In connection with the Jingle acquisition in 2011, the Company acquired federal NOL carryforwards. Where there is a “change in ownership” within the meaning of Section 382 of the Internal Revenue Code, the acquired federal net operating loss carryforwards are subject to an annual limitation. The Company believes that such an ownership change had occurred at Jingle, and that the utilization of the carryforwards is limited such that the majority of the NOL carryforwards will never be available. Accordingly, the Company recorded approximately $7.0 million of NOL carryforwards, which will begin to expire in 2026. The Company utilized $2.6 million in 2011.

In addition, at December 31, 2011 and 2012, the Company had certain federal net operating loss carryforwards of approximately $1.7 million which begin to expire in 2019. The Tax Reform Act of 1986 limits the use of NOL and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. The Company believes that such a change has occurred related to these specific NOL carryforwards, and that the utilization of the approximately $1.7 million in carryforwards is limited such that substantially all of these NOL carryforwards will never be utilized. Accordingly, the Company has not included these federal NOL carryforwards in its deferred tax assets.

During the years ended December 31, 2010, 2011 and 2012, the Company recognized excess tax benefits (shortfall) on stock option exercises, restricted stock vesting, and dividends paid on unvested restricted stock of approximately ($537,000), $913,000, and ($4.0) million, respectively, which were recorded to additional paid in capital.

The tax benefit realized for the tax deductions from option exercises and restricted stock vesting totaled $1.2 million, $2.5 million, and $0, respectively, for the years ended December 31, 2010, 2011, and 2012.

From time to time, various state, federal and other jurisdictional tax authorities undertake audits of the Company and its filings. In evaluating the exposure associated with various tax filing positions, the Company on occasion accrues charges for uncertain positions. The Company adjusts these contingencies in light of changing facts and circumstances, such as the outcome of tax audits. Audits of the Company’s federal tax returns for 2005 through 2009, comprising approximately $463,000 of uncertain tax positions, were settled in 2011. Resolution of uncertain tax positions will impact our effective tax rate when settled. The Company does not have any significant interest or penalty accruals. The provision for income taxes includes the impact of contingency provisions and changes to contingencies that are considered appropriate.

The following table summarizes the activity related to the Company’s tax contingencies from January 1, 2010 to December 31, 2012 (in thousands):

Gross tax contingencies—January 1, 2010	$463
Gross increases to tax positions associated with prior periods	$—
Gross increases to current period tax positions	$83
Gross decreases to tax positions associated with prior periods	$—
Settlements	$—
Lapse of statute of limitations	$—

Gross tax contingencies—December 31, 2010	$546
Gross increases to tax positions associated with prior periods	$66
Gross increases to current period tax positions	$156
Gross decreases to tax positions associated with prior periods	$(362)
Settlements	$(101)
Lapse of statute of limitations	$—

Gross tax contingencies—December 31, 2011	$305
Gross increases to tax positions associated with prior periods	$28
Gross increases to current period tax positions	$—
Gross decreases to tax positions associated with prior periods	$(83)
Settlements	$—
Lapse of statute of limitations	$—

Gross tax contingencies—December 31, 2012	$250

The Company files U.S. federal, certain U.S. states, and certain foreign tax returns. Generally, U.S. federal, U.S. state, and foreign tax returns filed for years after 2007 are within the statute of limitations and are under examination or may be subject to examination.

(6) Stockholders’ Equity

(a) Common Stock and Authorized Capital

The authorized capital stock of the Company consisted of 1,000,000 shares of undesignated preferred stock and 125,000,000 shares of Class B common stock. The Company’s board of directors has the authority to issue up to 1,000,000 shares of preferred stock, $0.01 par value in one or more series and has the authority to designate rights, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

The Company has two classes of authorized common stock: Class A common stock and Class B common stock. Except with respect to voting rights, the Class A and Class B shares have identical rights. Each share of Class A common stock is entitled to twenty-five votes per share, and each share of Class B common stock is entitled to one vote per share. Each share of Class A common stock is convertible at the holder’s option into one share of Class B common stock.

In accordance with the stockholders’ agreement signed by Class A and the founding Class B common stockholders, the following provisions survived the Company’s initial public offering: Class A stockholders other than Russell C. Horowitz may only sell, assign or transfer their Class A stock to existing Class A stockholders or to the Company and in the event of transfers of Class A stock not expressly permitted by the stockholders’ agreement, such shares of Class A stock shall be converted into shares of Class B common stock.

In November 2006, the Company’s board of directors authorized a share repurchase program for the Company to repurchase up to 3 million shares of the Company’s Class B common stock as well as the initiation of a quarterly cash dividend for the holders of the Class A and Class B common stock. In 2008 and 2009, the Company’s board of directors authorized various increases in the share repurchase program for the Company to repurchase up to 11 million shares in the aggregate (less shares previously repurchased under the share repurchase program) of the Company’s Class B common stock. In December 2011, the Company’s board of directors authorized an increase in the share repurchase program for the Company to repurchase up to 12 million shares in the aggregate (less shares previously repurchased under the share repurchase program) of the Company’s Class B common stock. Under the share repurchase program, repurchases may take place in the open market and in privately negotiated transactions and at times and in such amounts as the Company deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability, and other market conditions. This stock repurchase program does not have an expiration date and may be expanded, limited or terminated at any time without prior notice. During the year ended December 31, 2010, the Company repurchased approximately 1.2 million shares of Class B common stock for $6.5 million under this repurchase program. During the year ended December 31, 2011, the Company repurchased approximately 883,000 shares of Class B common stock for $6.2 million under this repurchase program. During the year ended December 31, 2012, the Company repurchased approximately 387,000 shares of Class B common stock for $1.7 million under this repurchase program.

During the years ended December 31, 2011 and 2012, the Company’s board of directors authorized the retirement of 1.0 million and 1.2 million shares, respectively, of the Company’s Class B common stock, all of which had been repurchased by the Company and had been classified as treasury stock on the consolidated balance sheet before retirement.

During 2010, 2011 and 2012, the Company’s board of directors declared the following quarterly dividends on the Company’s Class A common stock and Class B common stock:

Approval Date	Per share dividend	Date of record	Total amount (in thousands)	Payment date
January 2010	$0.02	February 4, 2010	$706	February 15, 2010
April 2010	$0.02	May 5, 2010	$704	May 17, 2010
July 2010	$0.02	August 6, 2010	$705	August 16, 2010
October 2010	$0.02	November 5, 2010	$701	November 15, 2010
January 2011	$0.02	February 4, 2011	$712	February 15, 2011
April 2011	$0.02	May 6, 2011	$743	May 16, 2011
July 2011	$0.02	August 5, 2011	$738	August 15, 2011
October 2011	$0.02	November 5, 2011	$745	November 15, 2011
January 2012	$0.02	February 3, 2012	$751	February 15, 2012
April 2012	$0.02	May 4, 2012	$743	May 15, 2012
July 2012	$0.02	August 3, 2012	$755	August 15, 2012
August 2012	$0.015	August 16, 2012	$566	August 31, 2012
October 2012	$0.035	November 2, 2012	$1,300	November 15, 2012

In August 2012, the Company’s board of directors approved an increase to the Company’s quarterly cash dividend on the Company’s Class A and Class B common stock, subject to capital availability, from $0.02 per share to $0.035 per share. The increase in the dividend raises the annual dividend rate to $0.14 per share or $5.3 million. The Company paid the incremental $0.015 per share dividends on August 31, 2012 to Class A and Class B common stockholders of record as of the close of business on August 16, 2012. The Company paid approximately $566,000 for these incremental dividends.

In December 2012, the Company’s board of directors declared a quarterly dividend for the first, second, third and fourth quarters of 2013 totaling $0.14 per share on its Class A common stock and Class B common stock, which was paid on December 31, 2012 to the holders of record as of the close of business on December 18, 2012. The dividend paid totaled $5.3 million.

(b) Stock Option Plan

The Company’s stock incentive plan (the “2003 Plan”) allows for grants of both stock option and restricted stock awards to employees, officers, non-employee directors, and consultants and such options may be designated as incentive or non-qualified stock options at the discretion of the Plan’s Administrative Committee. In May 2010, the Company’s Board of Directors approved an amendment to the Company’s 2003 Amended and Restated Stock Incentive Plan (the “Plan”) which provides for the grant of restricted stock units to eligible participants under the Plan. The Plan authorizes grants of options to purchase up to 4,000,000 shares of authorized but unissued Class B common stock and provides for the total number of shares of Class B common stock for which options designated as incentive stock options may be granted shall not exceed 8,000,000 shares. Annual increases are to be added on the first day of each fiscal year beginning on January 1, 2004 equal to 5% of the outstanding common stock (including for this purpose any shares of common stock issuable upon conversion of any outstanding capital stock of the Company). As a result of this provision, the authorized number of shares available under this Plan was increased by 1,768,421 to 15,901,595 on January 1, 2010 and by 1,774,752 to 17,676,347 on January 1, 2011 and by 1,877,411 to 19,553,758 on January 1, 2012. The Company may issue new shares or reissue treasury shares for stock option exercises and restricted stock grants. Generally, stock options have 10-year terms and vest 25% each year either annually or quarterly, over a 4 year period.

In April 2012, the Company’s Board of Directors approved the establishment of the Marchex 2012 Stock Incentive Plan (the “2012 Plan”). After December 31, 2012, no further awards will be made under the 2003 Plan. The 2012 Plan authorizes up to 3,500,000 shares of Class B common stock that may be issued with respect to awards granted under the Plan, and provides that the total number of shares of Class B common stock for which options designated as incentive stock options may be granted shall not exceed 3,500,000 shares. Annual increases to each of these share limits are to be added on the first day of each fiscal year beginning on January 1, 2013 equal to 5% of the outstanding common stock (including for this purpose any shares of common stock issuable upon conversion of any outstanding capital stock of the Company) or in the case of incentive stock options, if lesser of 2,000,000 shares of Class B common stock or such number as determined by the Company’s Board of Directors. As a result of this provision, the authorized number of shares available under the 2012 Plan was increased by 1,877,388 to 5,377,388. The Company may issue new shares or reissue treasury shares for stock option exercises and restricted stock grants. Generally, stock options have 10-year terms and vest 25% each year either annually or quarterly, over a 4 year period.

The Company did not grant any options with exercise prices less than the then current market value during 2010, 2011 and 2012.

The Company measures stock-based compensation cost at the grant date based on the fair value of the award and recognize it as expense, net of estimated forfeitures, over the vesting or service period, as applicable, of the stock award using the straight-line method.

Stock-based compensation expense has been included in the same lines as compensation paid to the same employees in the consolidated statement of operations. Stock-based compensation expense was included in the following operating expense categories as follows (in thousands):

	Twelve months ended December 31,
	2010	2011	2012
Service costs	$798	$1,289	$1,869
Sales and marketing	734	1,471	2,029
Product development	1,015	1,408	1,038
General and administrative	8,152	10,890	10,702

Total stock-based compensation	$10,699	$15,068	$15,638

Income tax benefit related to stock-based compensation included in net income (loss) from continuing operations	$2,965	$5,023	$4,728

FASB ASC 718 requires the benefits of tax deductions in excess of the stock-based compensation cost to be classified as financing cash inflows rather than operating cash inflows. This amount is shown as “Excess tax benefit related to stock-based compensation” on the consolidated statement of cash flows.

The Company uses the Black-Scholes option pricing model to estimate the per share fair value of stock option grants with time-based vesting. The Black-Scholes model relies on a number of key assumptions to calculate estimated fair values. For years ended December 31, 2010, 2011 and 2012, the expected life of each award granted was determined based on historical experience with similar awards, giving consideration to contractual terms, anticipated exercise patterns, vesting schedules and forfeitures. Expected volatility is based on historical volatility levels of the Company’s Class B common stock and the expected volatility of companies in similar industries that have similar vesting and contractual terms. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury issues with terms approximately equal to the expected life of the option. The Company uses an expected annual dividend yield in consideration of the Company’s common stock dividend payments which commenced in 2007.

The following weighted average assumptions were used in determining the fair value of time-vested stock option grants for the periods presented:

	Years ended December 31,
	2010	2011	2012
Expected life (in years)	3.5 – 6.25	4.0 – 6.25	4.0 – 6.25
Risk-free interest rate	1.00% to 2.08%	0.60% to 1.77%	0.47% to 0.78%
Expected volatility	66% to 68%	68% to 71%	65% to 70%
Weighted average expected volatility	67%	70%	67%
Expected dividend yield	0.91% to 1.10%	0.91%	1.33% to 3.11%

During 2010, 2011, and 2012, the Company issued equity awards which include stock options, restricted stock awards, and restricted stock units that have vesting based on a combination of certain service and market conditions. The compensation costs and derived service periods for stock option grants with vesting based on a combination of service and market conditions are estimated using the binomial lattice model to determine the fair value for each tranche and a Monte Carlo simulation to determine the derived service period for each tranche. The risk-free interest rate is based on the 10 year bond rate as of the valuation date based on the contractual life of the option.

The following weighted average assumptions were used in determining the fair value for option grants with vesting based on a combination of certain service and market conditions for the periods presented:

	Years ended December 31,
	2010	2011	2012
Expected life (in years)	1.2 – 5.9	1.97 – 4.54	1.50 – 5.74
Risk-free interest rate	3.36% to 3.56%	1.94%	1.81%
Expected volatility	61%	57%	60%
Weighted average expected volatility	61%	57%	60%
Expected dividend yield	0.91% to 1.63%	1.26%	3.17%

Stock option and restricted stock award activity during the period indicated is as follows:

	Options and Restricted Stock available for grant	Number of options outstanding	Weighted average exercise price of options	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Balance at December 31, 2009	3,478,507	4,701,151	$9.59	5.61
Increase to option pool January 1, 2010	1,768,421
Options granted (1)	(2,376,450)	2,376,450	6.62
Restricted stock granted	(1,613,000)	—
Restricted stock forfeited	82,250	—
Options exercised	—	(81,974)	4.54
Options expired	296,214	(296,214)	13.49
Options forfeited	288,824	(288,824)	7.12

Balance at December 31, 2010	1,924,766	6,410,589	$8.48	7.20
Increase to option pool January 1, 2011	1,774,752
Options granted (2)	(1,735,950)	1,735,950	7.28
Restricted stock granted	(1,603,899)	—
Restricted stock forfeited	62,125	—
Options exercised	—	(410,662)	4.28
Options expired	277,775	(277,775)	14.47
Options forfeited	254,318	(254,318)	6.70

Balance at December 31, 2011	953,887	7,203,784	$8.24	6.81
Increase to option pool January 1, 2012	1,877,411
Options granted (2)	(915,500)	915,500	4.13
Restricted stock granted	(1,343,250)	—
Restricted stock forfeited	723,232	—
Options exercised	—	(6,556)	4.13
Options expired	407,505	(407,505)	11.04
Options forfeited	675,863	(675,863)	7.04

Balance at December 31, 2012	2,379,148	7,029,360	$7.67	6.28	$506

Options exercisable at December 31, 2012 (3)		4,650,934	$8.52	5.08	$339

(1)	Includes 880,000 stock options which vest over 2 years.
(2)	Includes 765,000, 313,400, and 202,000 stock options issued in 2010, 2011 and 2012, respectively, which have vesting based on a combination of certain service and market conditions.
(3)	Includes 618,000 stock options which have vested based on meeting a combination of certain service and market conditions.

The following table summarizes information concerning currently outstanding and exercisable options at December 31, 2012:

Options Outstanding				Options Exercisable
Range of exercise prices per share	Number Outstanding	Average remaining contractual life (in years)	Weighted Average Exercise price per share	Number exercisable	Weighted average exercise price per share
$ 3.00 – $ 4.06	715,589	5.76	$3.40	341,610	$3.12
$ 4.10 – $ 4.41	482,544	9.72	4.38	18,610	4.28
$ 4.44 – $ 4.63	738,375	6.67	4.62	718,149	4.63
$ 4.64 – $ 4.89	806,051	6.54	4.85	657,986	4.86
$ 4.90 – $ 6.10	368,778	7.02	5.41	234,677	5.43
$ 6.19 – $ 6.35	846,100	8.82	6.35	229,025	6.35
$ 6.38 – $ 8.67	477,175	4.43	7.11	334,715	6.88
$ 8.68 – $ 8.77	756,850	7.41	8.77	432,949	8.77
$ 8.81 – $11.02	873,062	5.12	10.27	718,377	10.45
$11.27 – $24.54	964,836	3.00	16.21	964,836	16.21

	7,029,360	6.28	$7.67	4,650,934	$8.52

Information related to stock compensation activity during the period indicated is as follows:

	Years ended December 31,
	2010	2011	2012
Weighted average fair value of options granted	$6.62	$3.54	$1.78
Intrinsic value of options exercised (in thousands)	$293	$1,885	$7
Total grant date fair value of restricted stock vested (in thousands)	$5,023	$4,056	$22,015

At December 31, 2012, there was $6.6 million of stock option compensation expense related to non-vested awards not yet recognized, which is expected to be recognized over a weighted average period of 2.5 years.

During the years ended December 31, 2010, 2011 and 2012 gross proceeds recognized from the exercise of stock options was approximately $372,000, $1.8 million and $27,000, respectively. The net excess tax benefit (shortfall) on stock option exercises, restricted stock vesting, and dividends paid on unvested restricted stock during the years ended December 31, 2010, 2011 and 2012, of approximately ($537,000), $913,000 and ($4.0) million, respectively, were recorded to additional paid in capital.

Restricted stock awards and restricted stock unit activity for the years ended December 31, 2010, 2011 and 2012 is summarized as follows:

	Shares/ Units	Weighted Average Grant Date Fair Value
Unvested at December 31, 2009	2,541,802	$8.99
Granted	1,613,000	6.67
Vested	(603,802)	8.32
Forfeited	(82,250)	4.52

Unvested at December 31, 2010	3,468,750	$8.13
Granted (1)	1,603,899	7.20
Vested	(721,500)	5.63
Forfeited	(62,125)	6.42

Unvested at December 31, 2011	4,289,024	$8.23
Granted (2)	1,343,250	3.79
Vested	(2,323,431)	9.47
Forfeited	(745,332)	7.08

Unvested at December 31, 2012	2,563,511	$5.12

(1)	Includes 255,000 and 104,100 restricted stock units issued in 2010 and 2011, respectively, which entitle the holder to receive one share of the Company’s Class B common stock upon satisfaction of certain service and market conditions.
(2)	Includes 202,000 restricted stock awards issued in 2012, which vest upon satisfaction of certain service and market conditions.

The Company issues restricted stock to employees for future services and in connection with acquisitions. Restricted stock awards grants are generally measured at fair value on the date of grant based on the number of awards granted and the quoted price of the Company’s common stock. Restricted shares issued are accounted for under FASB ASC 718 using the straight-line method net of estimated forfeitures.

As of December 31, 2012, there was $13.3 million of total restricted stock compensation expense related to non-vested awards not yet recognized, which is expected to be recognized over a weighted average period of 2.6 years.

In the second quarter of 2012, vesting of approximately 195,000 restricted shares were fully accelerated in connection with a separation agreement. In the fourth quarter of 2012, 1,050,000 restricted shares that would otherwise have vested on January 1, 2013 were vested on December 31, 2012.

During 2012, the Company repurchased 391,000 shares from certain executives for minimum withholding taxes on 1,255,000 restricted stock award vests. The number of shares repurchased was based on the value on the vesting date of the restricted stock awards equivalent to the value of the executives’ minimum withholding taxes of $1.6 million. The Company then remitted cash to the appropriate taxing authorities. The payments are reflected as a financing activity within the consolidated statement of cash flows when paid. The payments had the effect of share repurchases by the Company as they reduced the number of shares that would have otherwise been issued on the vesting date and were recorded as a reduction of additional paid in capital.

(c) Employee Stock Purchase Plan

On February 15, 2004, the Company’s board of directors and stockholders approved the 2004 Employee Stock Purchase Plan, which became effective on March 30, 2004. The Company has authorized an aggregate of 300,000 shares of Class B common stock for issuance under the plan to participating employees.

The original plan provided eligible employees the opportunity to purchase the Company’s Class B common stock for amounts up to 15% of their compensation during offering periods. Under the plan, no employee was permitted to purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period.

In December 2005, the compensation committee of the Company’s board of directors amended the 2004 Employee Stock Purchase Plan to provide that effective January 1, 2006 eligible participants may purchase the Company’s Class B common stock under the purchase plan at a price equal to 95% of the fair value on the last day of an offering period. During the year ended December 31, 2010, 3,304 shares were purchased at prices ranging from $3.66 to $9.06 per share. During the year ended December 31, 2011, 3,637 shares were purchased at prices ranging from $5.94 to $8.44 per share. During the year ended December 31, 2012, 9,817 shares were purchased at prices ranging from $3.43 to $4.24 per share. At December 31, 2012, approximately 214,000 shares were available under the purchase plan for future issuance.

(7) Contingencies

The Company is involved in legal and administrative proceedings and claims of various types from time to time. While any litigation contains an element of uncertainty, the Company is not aware of any legal proceedings or claims which are pending that the Company believes, based on current knowledge, will have, individually or taken together, a material adverse effect on the Company’s financial condition or results of operations or liquidity.

In some agreements to which we are a party, we have agreed to indemnification provisions of varying scope and terms with advertisers, vendors and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of agreements or representations and warranties made by the Company, services to be provided by the Company and intellectual property infringement claims made by third parties. As a result of these provisions, we may from time to time provide certain levels of financial support to our contract parties to seek to minimize the impact of any associated litigation in which they may be involved. To date, there have been no known events or circumstances that have resulted in any material costs related to these indemnification provisions and no liabilities therefore have been recorded in the accompanying consolidated financial statements. However, the maximum potential amount of the future payments we could be required to make under these indemnification provisions could be material.

(8) 401(k) Savings Plan

The Company has a Retirement/Savings Plan (401(k) Plan) under Section 401(k) of the Internal Revenue Code which covers those employees that meet eligibility requirements. Eligible employees may contribute up to the Internal Revenue Code prescribed maximum amounts. During 2011, the Company elected to match a portion of the employee contributions up to a defined maximum. No cash matching contributions were made in 2011. In 2012, cash contributions were made in the amount of $67,000.

(9) Acquisition

On April 7, 2011, the Company acquired 100% of the stock of Jingle, a provider of mobile voice search performance advertising and technology solutions in North America for the following consideration:

•	Approximately $15.8 million in cash, net of cash acquired, and 1,019,103 shares of the Company’s Class B common stock paid at closing; and

•	Future consideration of (i) $17.6 million, net of certain working capital adjustments, on the first annual anniversary of the closing, and (ii) $18.0 million on the 18th month anniversary of closing, with the future consideration payable in either cash or shares of the Company’s Class B common stock or some combination to be determined by the Company. Any shares issued in payment of the future consideration will be increased by 5%. In April 2012 and October 2012, the Company paid approximately $16.9 million and $17.9 million in cash, net of certain working capital and other adjustments, on the first and 18th month anniversary of closing, respectively.

•	Following the closing, the Company issued 462,247 shares of restricted stock at an aggregate value of approximately $3.3 million to employees of Jingle, subject to vesting for up to four years.

The Company accounted for the Jingle acquisition as a business combination. As a result of the acquisition, the Company added additional sources of mobile distribution to its call advertising network. The Company has progressed in its integration of Jingle’s operations, including sales activities, and accordingly, revenues and earnings of the acquired operations are not readily separable.

The fair value of the shares of Class B common stock issued as part of the consideration paid was valued at $7.6 million using the Company’s closing stock price of $7.46 per share at the acquisition date. The fair value of the future consideration payments of $34.7 million was discounted using a rate of approximately 2% based on the Company’s incremental borrowing rate and is recorded on the balance sheet as deferred acquisition payments. Acquisition related costs of approximately $1.9 million for 2011 were primarily for professional fees to perform due diligence, historical audits and other procedures associated with the acquisition. Of the $1.9 million of acquisition related costs in 2011, we recognized approximately $372,000 for the future obligations of non-cancelable lease and other costs related to the Jingle office. The portion related to the non-cancelable lease is based on estimates of vacancy period and sublease income. In March 2012, the Company arranged for the future sublease of the Jingle office space and revised its original estimates which resulted in a $132,000 benefit recorded in acquisition and separation related costs in the consolidated statements of operations. The actual vacancy periods may differ from these estimates, and sublease income, if any, may not materialize. Accordingly, these estimates may be adjusted in future periods.

In connection with the acquisition, the Company acquired federal net operating loss carryforwards (“NOL”). Where there is a “change in ownership” within the meaning of Section 382 of the Internal Revenue Code, the acquired federal net operating loss carryforwards are subject to an annual limitation. The Company believes that such an ownership change had occurred at Jingle, and that the utilization of the carryforwards is limited such that the majority of the NOL carryforwards will never be utilized. Accordingly, the Company recorded approximately $7.0 million of NOL carryforwards. In 2011, the Company utilized approximately $2.6 million.

A summary of the consideration for the acquisition is as follows (in thousands):

Cash	$16,563
Stock issued	7,603
Future consideration	34,695

Total	$58,861

The following summarizes the allocation of the fair value of the assets acquired and the liabilities assumed at December 31, 2011 (in thousands):

Cash acquired	$761
Accounts receivable	4,740
Deferred tax assets	2,538
Other current assets	62
Property and equipment	206
Other non-current assets	148
Intangible assets	11,966
Goodwill	47,290

Total assets acquired	67,711
Current liabilities	(5,512)
Deferred tax liabilities	(3,246)
Other non-current liabilities	(92)

Total liabilities assumed	(8,850)

Net assets acquired	$58,861

The acquired intangible assets of approximately $12.0 million consist primarily of customer and partner relationships, technology, trademarks and patents which will be amortized over 12 to 36 months (weighted average of 2.4 years) using the straight line method. The goodwill and acquired intangible assets will not be deductible for federal tax purposes.

The following unaudited pro forma financial information summarizes the combined results of operations of the Company and Jingle and is based on the historical results of operations of the Company and Jingle. The pro forma information reflects the results of operations of the Company as if the acquisition of Jingle had taken place on January 1, 2010. The unaudited pro forma financial information for the year ended December 31, 2010 combine the historical results of operations for the Company and Jingle for the year ended December 31, 2010. The unaudited pro forma financial information for the year ended December 31, 2011 combine the historical results of operations for the Company for the year ended December 31, 2011 and Jingle’s historical results of operations during the pre-acquisition period from January 1, 2011 to April 7, 2011. The results of operations for Jingle for the year ended December 31, 2012 are incorporated in the results of operations for the Company for the year ended December 31, 2012. The pro forma information includes adjustments for amortization of intangible assets, intercompany activity and accretion of interest expense related to the future consideration. The unaudited pro forma financial information is provided for information purposes only and is not necessarily indicative of the combined results that would have occurred had the acquisition taken place on the dates indicated, nor is it necessarily indicative of results that may occur in the future.

(in thousands)	Years ended December 31,
	2010	2011
Revenue	$101,891	$144,517
Net income (loss) from continuing operations	(15,232)	1,626
Net income (loss) applicable to common stockholders	(14,959)	1,570

(10) Intangible Assets from Acquisitions

Intangible assets from acquisitions consisted of the following (in thousands):

	As of December 31, 2011
	Gross Carrying Amount (1)	Accumulated Amortization (1)	Net
Advertiser relationship	$3,070	$(897)	$2,173
Patents	318	(232)	86
Distribution partner relationship	4,830	(1,177)	3,653
Non-compete agreements	58	(43)	15
Trademarks/domains	40,539	(40,130)	409
Acquired technology	2,760	(1,008)	1,752

	$51,575	$(43,487)	$8,088

	As of December 31, 2012
	Gross Carrying Amount (1)	Accumulated Amortization (1)	Net
Advertiser relationship	$3,070	$(2,125)	$945
Distribution partner relationship	4,830	(2,787)	2,043
Acquired technology	2,760	(2,388)	372

	$10,660	$(7,300)	$3,360

(1)	Excludes the original cost and accumulated amortization of fully-amortized intangible assets which were $42.6 million and $82.1 million at December 31, 2011 and 2012, respectively.

Amortizable intangible assets are amortized on a straight-line basis over their useful lives. Advertiser relationships, patents, distribution partner relationships, non-compete agreements, trademark/domains and acquired technology have weighted average useful life from date of purchase of 2.5 years, 1.0 year, 3.0 years, 1.0 year, 4.8 years and 2.0 years, respectively. Aggregate amortization expense incurred by the Company for the years ended December 31, 2010, 2011 and 2012, was approximately $2.7 million, $5.5 million and $4.7 million, respectively. Based upon the current amount of acquired intangible assets subject to amortization, the estimated amortization expense for the next five years is as follows: $2.9 million in 2013, $433,000 in 2014, and $0 thereafter.

(11) Goodwill

Changes in the carrying amount of goodwill for the years ended December 31, 2011 and 2012 are as follows (in thousands):

	Call Driven	Archeo	Total
Balance as of December 31, 2010	$—	$—	$35,337
Jingle acquisition	—	—	47,344
Other	—	—	(37)

Balance as of December 31, 2011	—	—	82,644
Jingle acquisition	—	—	(53)
Other	—	—	(37)
Goodwill allocation between segments	63,305	19,249	—
Impairment	—	(16,739)	(16,739)

Balance as of December 31, 2012	$63,305	$2,510	$65,815

In 2012, the decrease in goodwill was primarily related to the impairment loss recognized during the fourth quarter within the Archeo segment as discussed further below. During the fourth quarter of 2012, the Company announced its intention to pursue a spin-off of Archeo and the corresponding organizational changes resulted in a change to the Company’s reportable operating segments and reporting units for purposes of assessing potential impairment of goodwill. The Company’s reporting units are consistent with its reportable operating segments identified in Note 13. Prior to the fourth quarter of 2012, the Company operated in a single operating segment consisting of a single reporting unit. In connection with the change in reportable operating segments and reporting units, the Company allocated approximately $19.2 million and $63.3 million of goodwill to its Archeo and Call-Driven segments, respectively.

Goodwill at December 31, 2011 is net of the 2008 impairment charge of $169.3 million. Goodwill at December 31, 2012 is net of the accumulated impairment charges from 2008 and 2012 of $186.0 million.

The Company reviews goodwill for impairment annually on November 30 and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. The Company initiated its annual goodwill impairment analysis in the fourth quarter of 2012 and concluded that the fair value was below the carrying value for the Archeo reporting unit and recognized an impairment loss of $16.7 million. The estimated fair value of the Archeo reporting unit was based on estimates of future operating results, discounted cash flows and other market-based factors. The goodwill impairment recorded within the Archeo reporting unit resulted from the newly associated amounts of goodwill allocated upon the commencement of the reporting unit designation in the fourth quarter, and the operating results including lower projected revenue growth rates and profitability levels compared to historical results. The lower projected operating results reflect changes in assumptions related to organic revenue growth rates, market trends, business mix, cost structure, and other expectations about the anticipated short-term and long-term operating results of the Archeo reporting unit.

The testing of goodwill and other intangible assets for impairment requires the Company to make significant estimates about its future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations, changes in competition or changes in the share price of the Company’s common stock and market capitalization. Significant and sustained declines in the Company’s stock price and market capitalization, a significant decline in its expected future cash flows or a significant adverse change in the Company’s business climate, among other factors, could result in the need to perform an impairment analysis in future interim periods. The Company cannot accurately predict the amount and timing of any future impairment of goodwill or other intangible assets. Should the value of goodwill or other intangible assets become impaired, the Company would record an impairment charge, which could have an adverse effect on its financial condition and results of operations.

The current business environment is subject to evolving market conditions and requires significant management judgment to interpret the potential impact to our assumptions. To the extent that changes in the current business environment impact the Company’s ability to achieve levels of forecasted operating results and cash flows, or should other events occur indicating the remaining carrying value of its assets might be impaired, the Company would test its goodwill and intangible assets for impairment and may recognize an additional impairment loss.

(12) Intangible and other assets, net

Intangible and other assets, net consisted of the following (in thousands):

	As of December 31,
	2011	2012
Internet domain names	$15,256	$14,910
Less accumulated amortization	(14,535)	(14,590)

Internet domain names, net	721	320
Other assets:
Registration fees, net	1,142	9
Other	328	282

Total intangibles and other assets, net	$2,191	$611

The Company capitalizes costs incurred to acquire domain names or URLs, which include the initial registration fees, to other intangible assets which excludes intangible assets acquired through business combinations. The capitalized costs are amortized over the expected useful life of the domain names on a straight-line basis. The Company also capitalizes costs incurred to renew or extend the term of the domain names or URLs to prepaid expenses and other current assets or registration fees, net. The capitalized costs are amortized over the renewal or extended period on a straight-line basis. The total amount of costs incurred for the year ended December 31, 2012 to renew or extend the term for domain names was $2.4 million. The weighted average renewal period for registration fees as of December 31, 2012 was approximately 1.0 year.

Amortization expense for Internet domain names for the years ended December 31, 2010, 2011 and 2012, was approximately $1.6 million, $1.2 million and $520,000, respectively.

Based upon the current amount of domains subject to amortization, the estimated expense for the next five years is as follows: $280,000 in 2013, $40,000 in 2014 and $0 thereafter.

(13) Segment Reporting and Geographic Information

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for the Company’s management. During the fourth quarter of 2012, the Company changed its internal reporting available to its chief operating decision maker (“CODM”) for evaluating segment performance and allocating resources due to its intention to spin off Archeo and revised segment disclosures accordingly. The reporting disaggregates the Company’s operations into the Call-driven and Archeo segments, and represented a change in the Company’s reportable operating segments. Prior to the fourth quarter of 2012, the Company operated in a single operating segment.

In July 2013, the Company sold certain assets related to Archeo’s pay per click advertising services. As a result, the operating results related to these certain pay per click assets are shown as discontinued operations, net of tax in the consolidated statements of operations for all periods presented and are excluded from segment reporting. See Note. 14 Discontinued Operations for further discussion. In September 2013, the Company announced it will no longer pursue the spin off of Archeo and will operate Archeo as a distinct division and changed its segment reporting to reflect the reallocation of its general corporate overhead expenses to the Call-driven segment. The Company revised its segment reporting to reflect changes in how the CODM internally measures segment performance. The tables below reflect these reclassifications to conform to the current presentation.

The Company’s Call-driven segment comprises its performance-based advertising business focused on driving phone calls. The Archeo segment comprises the Company’s click-based advertising and Internet domain name businesses. Segment expenses include both direct costs incurred by the segment businesses as well as an allocation of certain shared and indirect costs. Segment expenses exclude the following: stock-based compensation, amortization of intangible assets from acquisitions, acquisition related costs, and other income (expense).

A measure of segment assets is not currently provided to the Company’s CODM and has therefore not been disclosed. The change in the Company’s operating segments during the fourth quarter of 2012 also resulted in a change in the Company’s reporting units for purposes of assessment potential impairment of goodwill. Goodwill was reallocated to the Company’s two reporting units based on their respective fair values and the Company recognized an impairment of goodwill of $15.8 million related to its Archeo segment. The carrying amount of goodwill by operating segment at December 31, 2012 was approximately $63.3 million and $2.5 million for Call-driven and Archeo, respectively.

Selected segment information (in thousands):

	Year ended December 31, 2012
	Call-driven	Archeo	Total
Revenue	$111,886	$20,908	$132,794
Operating expenses	106,795	12,582	119,377
Gain on sales of intangible assets	—	6,296	6,296

Segment profit	$5,091	$14,622	$19,713
Less reconciling items:
Stock based compensation			15,638
Impairment of goodwill			15,837
Amortization of intangible assets from acquisitions			4,728
Acquisition and separation related costs			753
Interest expense and other, net			449

Loss from continuing operations before provision for income taxes			$(17,692)

	Year ended December 31, 2011
	Call-driven	Archeo	Total
Revenue	$101,830	$36,896	$138,726
Operating expenses	97,270	22,740	120,010
Gain on sales of intangible assets	—	9,421	9,421

Segment profit	$4,560	$23,577	$28,137
Less reconciling items:
Stock based compensation			15,068
Amortization of intangible assets from acquisitions			5,455
Acquisition and separation related costs			1,890
Interest expense and other, net			458

Income from continuing operations before provision for income taxes			$5,266

	Year ended December 31, 2010
	Call-driven	Archeo	Total
Revenue	$46,961	$38,867	$85,828
Operating expenses	58,884	24,836	83,720
Gain on sales of intangible assets	—	6,772	6,772

Segment profit (loss)	$(11,923)	$20,803	$8,880
Less reconciling items:
Stock based compensation			10,699
Amortization of intangible assets from acquisitions			2,729
Acquisition and separation related costs			—
Interest expense and other, net			(129)

Loss from continuing operations before provision for income taxes			$(4,419)

Revenues from advertisers by geographical areas are tracked on the basis of the location of the advertiser. The vast majority of the Company’s revenue and accounts receivable are derived from domestic sales to advertisers engaged in various mobile, online and other digital activities.

Revenues by geographic region are as follows (in percentages):

	Years ended December 31,
	2010	2011	2012
United States	96%	94%	94%
Canada	4%	6%	6%
Other countries	*	*	*

	100%	100%	100%

*	Less than 1% of revenue

(14) Discontinued Operations

On July 19, 2013, we completed the sale of certain pay-per-click advertising services to an unrelated third party. Accordingly, we have presented the results of operations of these certain pay-per-click assets in the consolidated financial statements as discontinued operations, net of tax, for the current and all historical periods. The operating results for the discontinued operations were as follows (in thousands):

	Years ended December 31,
	2010	2011	2012
	(in thousands)
Revenue	$11,738	$8,000	$5,512
Income (loss) before provision for income taxes	759	306	(947)
Income tax expense (benefit)	287	102	(9)

Income (loss) from discontinued operations, net of tax	$472	$204	$(938)

The net cash proceeds from the sale were approximately $1.1 million. The net carrying value of liabilities assumed net of goodwill associated with the component sold was approximately $435,000 as of July 19, 2013, resulting in a net gain of $1.5 million from the sale. The sale includes contingent earn-out consideration payments that depend upon the achievement of certain thresholds and will be recognized as income when received.

See footnotes 1(h), 1(k), 1(p), 1(q), 5, 6, 9, and 13 to the consolidated financial statements, which have been updated for retrospective application of discontinued operations related to the sale of certain pay-per-click assets.